As filed with the Securities and Exchange Commission on October 31, 2024.

Registration No. 333- 278992

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-8

TO REGISTRATION STATEMENT ON FORM S-4

UNDER

THE SECURITIES ACT OF 1933

First Advantage Corporation

(Exact name of registrant as specified in its charter)

Delaware	84-3884690
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1 Concourse Parkway NE, Suite 200

Atlanta, Georgia 30328

(Address of Principal Executive Offices) (Zip Code)

Sterling Check Corp. 2021 Omnibus Incentive Plan

(Full title of the plan)

Bret T. Jardine

Chief Legal Officer & Corporate Secretary

First Advantage Corporation

1 Concourse Parkway NE, Suite 200

Atlanta, Georgia 30328

(Name and address of agent for service)

(888) 314-9761

(Telephone number, including area code, of agent for service)

With copies to:

Kenneth B. Wallach, Esq.

Xiaohui (Hui) Lin, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

First Advantage Corporation, a Delaware corporation (the “registrant” or “First Advantage”), hereby amends its original Registration Statement on Form S-4 (File No. 333-278992) filed with the U.S. Securities and Exchange Commission (the “Commission”) on April 29, 2024 (the “Initial Registration Statement”), as amended by the pre-effective Amendment No. 1 thereto filed with the Commission on May 31, 2024 (the “Form S-4”), which the Commission declared effective at 4:00 p.m. Eastern Time on June 11, 2024, by filing this post-effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment” and together with the Form S-4, this “Registration Statement”).

First Advantage filed the Form S-4 in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of February 28, 2024 (the “Merger Agreement”), by and among First Advantage, Sterling Check Corp., a Delaware corporation (“Sterling”), and Starter Merger Sub, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of First Advantage (“Merger Sub”). Pursuant to and subject to the terms of the Merger Agreement, on October 31, 2024, Merger Sub merged with and into Sterling, with Sterling surviving the merger with Merger Sub and becoming an indirect, wholly-owned subsidiary of First Advantage (the “Transaction”).

Each share of common stock, par value $0.01 per share, of Sterling (each, a share of “Sterling Common Stock”) issued and outstanding immediately prior to the effective time of the Transaction (the “Effective Time”), other than shares of Sterling Common Stock (i) owned or held in treasury by Sterling or owned by First Advantage or Merger Sub (which were cancelled), (ii) owned by stockholders who properly exercised and perfected appraisal rights under Delaware law or (iii) owned by any wholly-owned subsidiary of Sterling, was converted into the right to receive, at the election of the holder of such shares of Sterling Common Stock, and subject to proration in accordance with the Merger Agreement as described below, one of the following forms of consideration (or a combination thereof) (the “Merger Consideration”):

•	$16.73 in cash, without interest (the “Cash Consideration”) per share of Sterling Common Stock; or

•

0.979 (the “Exchange Ratio”) of a share of common stock, par value $0.001 per share, of First Advantage (each, a share of “First Advantage Common Stock”) per share of Sterling Common Stock (the “Stock Consideration”).

The Merger Consideration was subject to proration, such that the total number of shares of Sterling Common Stock and Company Common Stock Equivalents (as defined in the Merger Agreement) entitled to receive the Cash Consideration was equal to approximately 71% of the aggregate number of shares of Sterling Common Stock issued and outstanding and Company Common Stock Equivalents immediately prior to the Effective Time, and the total number of shares of Sterling Common Stock and Company Common Stock Equivalents entitled to receive the Stock Consideration was equal to approximately 29% of the aggregate number of shares of Sterling Common Stock issued and outstanding and Company Common Stock Equivalents immediately prior to the Effective Time. No fractional shares of First Advantage Common Stock were issued.

At the Effective Time, each (i) share of Sterling Common Stock subject to a restricted stock award, (ii) Sterling restricted stock unit and (iii) share of Net Option Stock (as defined in, and as calculated pursuant to, the Merger Agreement) underlying an in-the-money Sterling stock option ((i) through (iii), collectively, “Sterling Equity Award”), was converted into the right to receive, at the election of the holder of such Sterling Equity Award (or as determined by First Advantage for Sterling Equity Awards held by most participants outside of the United States as further described below), the Cash Consideration or the Stock Consideration (or a combination thereof), without interest and less applicable tax withholding. Merger Consideration in respect of unvested Sterling Equity Awards (other than unvested Sterling Equity Awards held by nonemployee directors of Sterling, which vested at the Effective Time) was paid in the form of either an unvested cash award or an unvested First Advantage restricted stock or restricted stock unit award (based on the Exchange Ratio), with such award being subject to the same terms and conditions (including vesting) as applied to the replaced Sterling Equity Award. Any outstanding stock options to purchase Sterling Common Stock that were out-of-the-money, whether vested or unvested, were canceled for no consideration at the Effective Time. Due to limitations under certain local laws, most unvested Sterling Equity Awards held by non-U.S. holders were, depending on the jurisdiction of the respective holder, automatically converted into either unvested First Advantage restricted stock, a restricted stock unit award or an unvested cash-based award.

First Advantage hereby amends the Form S-4 by filing this Post-Effective Amendment relating to 940,807 shares of First Advantage Common Stock (which amount reflects the proration determined in connection with closing of the Transaction), issuable pursuant to the Sterling Check Corp. 2021 Omnibus Incentive Plan, related to the converted Sterling Equity Awards that were replaced by converted awards in connection with closing of the Transaction, which awards were originally granted under the Sterling Check Corp. 2021 Omnibus Incentive Plan. All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Sterling Check Corp. 2021 Omnibus Incentive Plan in respect of Sterling Equity Awards covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the registrant pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

•	the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on February 29, 2024 (the “2023 Annual Report”);

•	the registrant’s Proxy Statement on Schedule 14A, filed on April 25, 2024 (solely with respect to those portions that were incorporated by reference into Part III of the 2023 Annual Report);

•	the registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, filed on May 9, 2024 and August 8, 2024, respectively;

•

the registrant’s Current Reports on Form 8-K, filed on March  1, 2024, May  28, 2024, June  10, 2024, August  8, 2024 (Item 5.02 only), September  3, 2024, September  5, 2024, September  11, 2024 (Item 5.02 only), October  21, 2024 and October 29, 2024; and

•

the description of First Advantage Common Stock contained in the registrant’s Registration Statement on  Form 8-A filed on June 23, 2021, as updated by Exhibit 4.1 to the 2023 Annual Report, and including all amendments and reports filed for the purpose of updating such description.

All documents that the registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (other than documents and information furnished and not filed in accordance with Commission rules, including any corresponding exhibits thereto, unless expressly stated otherwise therein) and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated by reference herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director or officer of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer except where the director or officer breached the duty of loyalty; failed to act in good faith; engaged in intentional misconduct or knowingly violated a law; obtained an improper personal benefit; in the case of an officer, in any action by or in the right of the corporation; and in the case of a director, such director authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law. The registrant’s amended and restated certificate of incorporation provides for this limitation of liability with respect to directors.

Section 145 of the DGCL (“Section 145”), provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

The registrant’s amended and restated bylaws provide that the registrant must indemnify, and advance expenses to, the registrant’s directors and officers to the full extent authorized by the DGCL. The registrant has also entered into indemnification agreements with the registrant’s directors, which agreements require the registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the registrant’s amended and restated certificate of incorporation, the registrant’s amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, the registrant shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the registrant’s board of directors pursuant to the applicable procedure outlined in the amended and restated bylaws.

The registrant maintains standard policies of insurance that provide coverage (1) to the registrant’s directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the registrant with respect to indemnification payments that the registrant may make to such directors and officers.

The foregoing statements are qualified by, and subject to, the detailed provisions of the DGCL and the registrant’s amended and restated certificate of incorporation and amended and restated bylaws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of First Advantage Corporation (incorporated herein by reference to Exhibit 3.1 of First Advantage’s Form 8-K, filed on June 25, 2021).

4.2	Amended and Restated Bylaws of First Advantage Corporation (incorporated herein by reference to Exhibit 3.2 of First Advantage’s Form 8-K, filed on June 25, 2021).

4.3	Sterling Check Corp. 2021 Omnibus Incentive Plan (incorporated herein by reference to Exhibit 10.12 of Sterling Check Corp.’s Amendment No. 1 to the Registration Statement on Form S-1, filed on September 13, 2021).

5.1	Opinion of Simpson Thacher & Bartlett LLP.

23.1	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney (incorporated herein by reference to the signature page of the Initial Registration Statement).

107.1*	Filing Fee Table (incorporated herein by reference to Exhibit 107 to the Initial Registration Statement).

*

All filing fees payable in connection with the registration of shares of First Advantage Common Stock related to the Sterling Equity Awards covered by this Registration Statement were previously paid in connection with the filing of the Initial Registration Statement. Accordingly, no additional filing fee is required. See “Explanatory Note.”

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, state of Georgia, on October 31, 2024.

FIRST ADVANTAGE CORPORATION

By:	/s/ David L. Gamsey
	Name:	David L. Gamsey
	Title:	Executive Vice President & Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Scott Staples Scott Staples	Chief Executive Officer and Director (Principal Executive Officer)	October 31, 2024

/s/ David L. Gamsey David L. Gamsey	Executive Vice President & Chief Financial Officer (Principal Financial Officer)	October 31, 2024

/s/ Steven Marks Steven Marks	Chief Accounting Officer (Principal Accounting Officer)	October 31, 2024

* Joseph Osnoss	Chairman of the Board	October 31, 2024

* Susan R. Bell	Director	October 31, 2024

* James L. Clark	Director	October 31, 2024

* Bridgett Price	Director	October 31, 2024

* John Rudella	Director	October 31, 2024

* Judith Sim	Director	October 31, 2024

* Bianca Stoica	Director	October 31, 2024

*

Bret T. Jardine, by signing his name hereto, does hereby sign this Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 on behalf of the directors of the registrant above in front of whose name asterisks appear, pursuant to powers of attorney duly executed by such directors and filed with the Securities and Exchange Commission.

/s/ Bret T. Jardine
By: Bret T. Jardine	Attorney-in-fact	October 31, 2024